Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717 Phone: 631.231.4600 www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer

MEDICAL ACTION INDUSTRIES INC.

(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

STRONG SECOND QUARTER 2010 FISCAL RESULTS

Company Achieves Increases in Net Income per Share

and Continued Strong Gross Margin

BRENTWOOD, N.Y., November 6, 2009 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported second quarter 2010 results highlighted by increases in both net income and gross margin versus the prior year period.

Net sales for the three months ended September 30, 2009 totaled $75,060,000, an increase of $1,236,000, or 1.7% above the $73,824,000 in net sales reported for the three months ended September 30, 2008. Net income for the second quarter of fiscal 2010 was $3,987,000, or $.25 per basic and diluted share, up significantly from the $480,000, or $.03 per basic and diluted share, reported for the comparable three months of fiscal 2009.

Net sales for the six months ended September 30, 2009 amounted to $145,747,000, a decrease of $5,472,000 or 3.6% from the $151,219,000 in net sales reported for the six months ended September 30, 2008. Net income for the six months ended September 30, 2009 amounted to $7,637,000 or $0.48 per basic and diluted share, an increase of $4,611,000 or $0.29 per basic and diluted share from the $3,026,000 or $0.19 per basic and diluted share reported for the comparable six months in fiscal 2009.

“Medical Action’s second quarter results reflect continued benefits from relative price stability in resin and products sourced from China-based vendors. We are continuing to see improvements at our Tennessee plant, with our new leadership team making positive changes in our business processes while our ongoing expenditures on capital equipment have contributed to improved quality and increased production efficiencies. We have a sharpened focus on sales and marketing to leverage relationships with customers and grow revenue in this highly competitive environment,” said Chief Executive Officer and President Paul D. Meringolo. “While we are pleased with our results of operations, our reported earnings have only just returned to profitability levels attained in fiscal 2008. Together with our customers and vendor base we remain challenged by the unsettled economy, however we believe that excellent opportunities exist to grow revenues organically and efficiently manage costs. We have strengthened our balance sheet during the past two quarters which included a reduction of our debt from $60 million to $39 million. With our improved results of operations and financial condition we can now look for opportunities for acquisitions that could add to our product lines, supply chain and base of customers. With the changes we’re making to build this solid foundation, Medical Action is now on its way to strengthening our market position and extending our leadership in the manufacturing and distribution of disposable medical devices.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on November 6, 2009. You may participate in the conference call by calling (888) 334-3932 (domestic) or (973) 935-8511

(international); conference ID #34393624. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on November 6, 2009.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$75,060	$73,824	$145,747	$151,219

Cost of sales	57,831	62,552	111,596	124,897

Gross profit	17,229	11,272	34,151	26,322

Selling, general and administrative expenses	10,243	9,923	20,632	20,384
Interest expense, net	363	629	833	1,113

Income before income taxes	6,623	720	12,686	4,825
Income tax expense	2,636	240	5,049	1,799

Net income	$3,987	$480	$7,637	$3,026

Net income per share basic	$.25	$.03	$.48	$.19
Net income per share diluted	$.25	$.03	$.48	$.19

Condensed Balance Sheets as of September 30, 2009 and

March 31, 2009 (dollars in thousands)

	September 30, 2009	March 31, 2009
	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,794	$3,459
Accounts receivable, net	20,727	21,459
Inventories, net	35,301	43,221
Prepaid expenses and other current assets	5,608	6,404

Total Current Assets	67,430	74,543

Property, plant and equipment, net	40,776	40,313
Goodwill	80,699	80,699
Other intangible assets, net	15,159	15,886
Other assets, net	3,577	3,725

Total Assets	$207,641	$215,166

Liabilities and Shareholders’ Equity:
Accounts payable	$11,287	$8,190
Accrued expenses	11,785	10,643
Deferred income taxes	14,282	14,282

Total debt	39,044	60,046
Shareholders’ equity	131,243	122,005

Total Liabilities and Shareholders’ Equity	$207,641	$215,166

Key Financial Statistics
Current ratio	2.0	2.9
Debt to equity ratio	.30	.49
Book value per share	$8.15	$7.61

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